UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2005

SHERWOOD BRANDS, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-14091

(Commission File Number)

56-1349259

(IRS Employer Identification Number)

1803 Research Boulevard, Suite 201, Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 309-6161

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2005, the Board of Directors reduced the salaries of Uziel Frydman, Amir Frydman and Ilana Frydman to $338,000, $306,000 and $120,000 per annum.  The reductions become effective at the beginning of their next pay period.  The Board of Directors also adopted an incentive plan for the payment of incentive compensation to Uziel Frydman, Amir Frydman, Ilana Frydman and Christopher J. Willi in the amounts of up to $173,000, $153,000, $60,000 and $15,000, respectively, based on the achievement of predetermined levels of net income.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 10, 2005, Messrs. Amir Frydman and Douglas A. Cummins were elected to serve as our President and non-executive Chairman of our Board of Directors, respectively.  Mr. Uziel Frydman will continue to serve as our Chief Executive Officer and as a member of the Board of Directors. Messrs. Uziel Frydman and Amir Frydman salaries were not impacted by these decisions.  Mr. Douglas A. Cummins will not receive additional compensation for being elected non—executive Chairman of the Board of Directors.

Certain Related Party Transactions.

On July 30, 2003, we obtained subordinated debt financing from Lana, LLC in the amount of $2,000,000 and during the fiscal year ended July 31, 2004 an additional $1,397,000 of funding was obtained.   The members of Lana, LLC include Ilana Frydman.  Mrs. Frydman is the wife of our Chief Executive Officer, Uziel Frydman, and the mother of our President, Amir Frydman. The subordinated debt bears interest at 16.575% with interest payable annually. The subordinated debt is collateralized by a security interest in our accounts receivable and inventory, subject to the prior lien of our primary lender, Wachovia Bank, N.A.

Ilana Frydman is a non-executive employee of ours.  For the fiscal year ended July 31, 2004, Mrs. Frydman was paid a salary of $162,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHERWOOD BRANDS, INC.

Date: February 22, 2005	By:	/s/ Christopher J. Willi
Christopher J. Willi
Chief Financial Officer